EXHIBIT 99.1


                             THERMO ELECTRON ADOPTS
                           NEW SHAREHOLDER RIGHTS PLAN

             WALTHAM, Mass., January 19, 1996 --Thermo Electron Corporation (NYSE-TMO) announced today that its Board of Directors has adopted a new Shareholder Rights Plan. Under the new plan, preferred-stock purchase rights will be distributed on January 29, 1996, as a dividend, at the rate of one right for each share of Thermo Electron Corporation Common Stock outstanding as of the close of business on January 29. The new plan replaces the existing Shareholder Rights Plan, which was adopted in 1988. Because the market price of Thermo Electron's Common Stock has appreciated significantly since then, the exercise price of the rights outstanding under the current plan (which is intended to reflect the long-term value of the company's Common Stock) is less than the current market value of the Common Stock. As a result, the current plan has lost much of its effectiveness.

             The new Rights Plan is designed to enable all shareholders of Thermo Electron Corporation to realize the long-term value of their investment in the company. Specifically, the plan is designed to deter coercive or unfair takeover tactics and to prevent an acquirer from gaining control of the company without offering a fair price to all of the company's shareholders. The new rights will expire on January 29, 2006, unless earlier redeemed or exchanged

             George N. Hatsopoulos, the company's chairman and president, said the new Rights Plan "will not restrict consideration by the Board of any offer on terms favorable to all shareholders and is designed to increase the Board's flexibility in the event the company is confronted with coercive or unfair takeover tactics." Such tactics would include a partial or two-tiered tender offer that does not treat all shareholders equally, the acquisition in the open market or otherwise of shares constituting control without offering fair value to all shareholders, or other abusive takeover tactics. He added, "These tactics can unfairly pressure shareholders, squeeze them out of their investment without giving them any real choice, and deprive them of the full value of their shares." Similar plans have been adopted by over 2,500 public companies.

             Each right will entitle the holder of Common Stock of Thermo Electron Corporation to purchase one ten-thousandth of a share of a new series of junior participating preferred stock of the company at an exercise price of $250. The rights will be exercisable only if a person or group has acquired beneficial ownership of 15 percent or more of the Common Stock of the company or announces a tender or exchange offer that would
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        result in such person or group owning 15  percent or more of the
        Common Stock of the company.

             In the event that any person becomes the beneficial owner of 15 percent or more of the shares of Common Stock of the company, except pursuant to a tender or exchange offer for all shares at a fair price as determined by the outside Board members, each right not owned by that shareholder will enable the holder to purchase the number of shares of the company's Common Stock that equals the exercise price of the right divided by one half of the current market price of the Common Stock on the date of the event. In addition, if the company is involved in a merger or other business combination transaction with another person or group in which it is not the surviving corporation, or in connection with which its Common Stock is changed or converted, or it sells or transfers 50 percent or more of its assets or earning power to another person, each right that has not previously been exercised will entitle the holder to purchase the number of shares of common stock of such other person that equals the exercise price of the right divided by one half of the current market price of such common stock on the date of the
        event.          The company will generally be entitled to redeem
        the rights at $.01 per right at any time until the tenth day following a public announcement that a 15 percent stock position has been acquired, and in certain other circumstances.

             The company also announced that, in conjunction with the adoption of the new Shareholder Rights Plan, it has redeemed the rights issued by it pursuant to the company's 1988 Rights Agreement. The redemption price for these previously issued rights is $.02 per right. As a result of stock splits effected since the adoption of the 1988 Rights Agreement, this price now translates to $.009 per share of Common Stock outstanding on January 29, 1996, the record date for the redemption payment. Shareholders of record on that date can expect to receive this payment on or about February 12, 1996, the payment date. The redemption payment will be generally treated as a dividend for tax purposes.

             Thermo Electron Corporation is a world leader in environmental monitoring and analysis instruments and a major manufacturer of biomedical products including heart-assist devices and mammography systems, papermaking and recycling equipment, alternative-energy systems, and other specialized products. The company also provides environmental and metallurgical services and conducts advanced technology research and development. With annual worldwide sales of nearly $2.0 billion, Thermo Electron has approximately 13,000 employees and operations in 14 countries. Headquarters are in Waltham, Massachusetts.